FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-21165

                        First Allen Parish Bancorp, Inc.
                     --------------------------------------
             (Exact name of registrant as specified in its charter)

                    222 South 10th Street, Oakdale, LA 71463
                                 (318) 335-2031
                   ------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)

                                  Common Stock
              ----------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       n/a
                 ----------------------------------------------
              Titles of all other classes of securities for which a
                   duty to file reports under Section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [ x ]
Rule 12g-4(a)(1)(ii)       [   ]
Rule 12g-4(a)(2)(i)        [   ]
Rule 12g-4(a)(2)(ii)       [   ]
Rule 12h-3(b)(1)(i)        [   ]
Rule 12h-3(b)(1)(ii)       [   ]
Rule 12h-3(b)(2)(i)        [   ]
Rule 12h-3(b)(2)(ii)       [   ]
Rule 15d-6                 [   ]

Approximate number of holders of record as of the certification or notice date:
                                                                              93

     Pursuant to the requirements of the Securities Exchange Act of 1934 Liberty Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    November 1, 1999        By: /s/ Charles L. Galligan
                                     -------------------------------------------
                                        Charles L. Galligan, President and Chief
                                          Executive Officer
                                         (name and title)